Exhibit n.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Prospectus Supplement related to the Registration Statement on Form N-2 of Capitala Finance Corp. of our reports dated June 18, 2013, with respect to the senior securities table related to CapitalSouth Partners Fund II Limited Partnership and to the senior securities table related to CapitalSouth Partners SBIC Fund III, L.P., which reports appear in the Pre-Effective Amendment No. 1 to the registration statement on Form N-2 (No. 333-188956) of Capitala Finance Corp. filed on September 9, 2013. We also consent to the reference to us under the heading “Senior Securities” in such registration statement.

/s/ Dixon Hughes Goodman llp

Charlotte, North Carolina
March 15, 2019